EXHIBIT 99.2

PANHANDLE OIL AND GAS INC.

Reports Closing of Purchase of Eagle Ford Shale and
Expansion of Bank Credit Facility

OKLAHOMA CITY, June 17, 2014 - PR Newswire – PANHANDLE OIL AND GAS INC. (NYSE: PHX) today reported that on June 17, 2014, it closed on the acquisition of certain Eagle Ford assets.  The transaction was first announced in a May 15, 2014, press release reporting the signing of an intent to purchase the assets. The purchase price was $80,400,000. This acquisition was funded by utilizing the Company’s bank credit facility.

The assets were acquired from private sellers and currently include a 16% non-operated working interest in an 11,100 gross leasehold acres (1,775 net acres) block that is largely contiguous and entirely held by production, 63 producing wells (57 Eagle Ford, 5 Pearsall, and 1 Buda), 1 well being drilled and 109 undeveloped Eagle Ford locations.  Three wells are in the completion phase. This property is currently being developed with a one drilling rig program by the operator, privately held Cheyenne Petroleum Company, a well-financed Oklahoma City company, which has a highly qualified technical team in place to develop this asset efficiently.

Production from the acquired assets, net to Panhandle’s interest for May 2014, averaged approximately 825 boe per day (80% oil).  There were 5 new wells, which began production in May and were on line for a partial month.

In addition, the Company reported that on June 17, 2014, it increased its bank credit facility to $200 million with a current borrowing base set at $130 million. The terms and conditions of the credit facility remain materially unchanged, and the facility matures on November 30, 2018.

Panhandle Oil and Gas Inc. (NYSE-PHX) is engaged in the exploration for and production of natural gas and oil.  Additional information on the Company can be found at www.panhandleoilandgas.com.

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